EXHIBIT 10-7

HALLIBURTON MANAGEMENT PERFORMANCE PAY PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2007

INDEX

ARTICLE I PURPOSE	1
ARTICLE II DEFINITIONS	1
2.1 Definitions	1
2.2 Number	4
2.3 Headings	4
ARTICLE III PARTICIPATION	4
3.1 Participants	4
3.2 Partial Plan Year Participation	4
3.3 No Right to Participate	5
3.4 Plan Exclusive	5
3.5 Consent to Dispute Resolution	5
ARTICLE IV ADMINISTRATION	5
ARTICLE V REWARD DETERMINATIONS	6
5.1 Performance Measures	6
5.2 Performance Requirements	6
5.3 Reward Determinations	6
5.4 Reward Opportunities	6
5.5 Discretionary Adjustments	6
5.6 Discretionary Bonuses	6
ARTICLE VI DISTRIBUTION OF REWARDS	7
6.1 Form and Timing of Payment	7
6.2 Elective Deferral	7
6.3 Tax Withholding	7
ARTICLE VII TERMINATION OF EMPLOYMENT	7
7.1 Termination of Service During Plan Year	7
7.2 Termination of Service After End of Plan Year But Prior to the Payment Date	7
ARTICLE VIII RIGHTS OF PARTICIPANTS AND BENEFICIARIES	8
8.1 Status as a Participant or Beneficiary	8
8.2 Employment	8
8.3 Nontransferability	8
8.4 Nature of Plan	9
ARTICLE IX CORPORATE CHANGE	9
ARTICLE X AMENDMENT AND TERMINATION	9
ARTICLE XI MISCELLANEOUS	9
11.1 Governing Law	9
11.2 Severability	10
11.3 Successor	10
11.4 Section 409A of the Code	10
11.5 Effective Date	10

i

HALLIBURTON
MANAGEMENT PERFORMANCE PAY PLAN

The Company, having heretofore established the Halliburton Management Performance Pay Plan, pursuant to the provisions of Article X of said Plan, hereby amends and restates said Plan to be effective in accordance with the provisions of Section 11.4 hereof.

ARTICLE I

PURPOSE

The purpose of the Halliburton Management Performance Pay Plan (the “Plan”) is to reward management and other key employees of the Company and its Affiliates for improving financial results which drive the creation of value for shareholders of the Company and thereby, serve to attract, motivate, reward and retain high caliber employees required for the success of the Company.  The Plan provides a means to link total and individual cash compensation to Company performance, as measured by Cash Value Added (“CVA”), a demonstrated driver of shareholder value, and, where appropriate, additional performance measures which drive CVA.

ARTICLE II

DEFINITIONS

           2.1           Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Affiliate” shall mean a Subsidiary of the Company or a division or designated group of the Company or a Subsidiary.

“Base Salary” shall mean the annualized rate of pay of a Participant as in effect on January 1 of a Plan Year, including base pay a Participant could have received in cash in lieu of (i) contributions made on such Participant’s behalf to a qualified Plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company and (ii) deferrals of compensation made at the Participant’s election pursuant to a plan or arrangement of the Company or an Affiliate, but excluding any Rewards under this Plan and any other bonuses, incentive pay or special awards.

“Beneficiary” shall mean the person, persons, trust or trusts entitled by Will or the laws of descent and distribution to receive the benefits specified under the Plan in the event of the Participant’s death prior to full payment of a Reward.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Unit CVA” shall mean the respective CVA of designated business units, each calculated on an aggregate basis for their respective operations.

“Cause” shall mean (i) the conviction of the Participant of a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in course of fulfilling the Participant’s employment duties or (iii) the disclosure by the Participant to any unauthorized person or competitor of any confidential information or confidential knowledge as to the business or affairs of the Company and its Affiliates.

“CEO” shall mean the Chief Executive Officer of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $2.50 per share, of Halliburton Company.

“Compensation Committee” shall mean the Compensation Committee of Directors of the Company, appointed by the Board of Directors from among its members, no member of which shall be an employee of the Company or a Subsidiary.

“Company” shall mean Halliburton Company and its successors.

“Company CVA” shall mean CVA calculated on a consolidated basis.

“Corporate Change” shall mean one of the following events: (i) the merger, consolidation or other reorganization of the Company in which the outstanding Common Stock is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned Subsidiary), cash or property; (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to another corporation or entity (except a direct or indirect wholly owned Subsidiary); (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution; (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity, including, without limitation, a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, as contemplated by such Section, of more than twenty percent (based on voting power) of the Company’s outstanding capital stock; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

“CVA” shall mean the difference between operating cash flow and a capital charge, calculated in accordance with the criteria and guidelines set forth in the Corporate Policy entitled “Cash Value Added (CVA),” as in effect at the time any such calculation is made.

“CVA Drivers” shall mean such additional performance measures (either objective or subjective) as may be approved by the CEO from time to time to reinforce key operating and strategic goals important to the Company and its business units.  Particular CVA Drivers may vary from business unit to business unit and from Participant to Participant within a particular business unit as deemed appropriate according to the needs of the applicable business unit.

“Dispute Resolution Program” shall mean the Halliburton Dispute Resolution Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Group CVA” shall mean the respective CVA of the Halliburton Energy Services Group and the Engineering and Construction Group, each calculated on an aggregate basis for their respective operations.

“Key Employees” shall mean regular, full-time employees of the Company or an Affiliate below the Officer level.

“Officer” shall mean a full officer of the Company or an Affiliate.

“Participant” shall mean any active employee of the Company or an Affiliate who participates in the Plan pursuant to the provisions of Article III hereof.  An employee shall not be eligible to participate in the Plan while on a leave of absence.

“Participant Category” shall mean a grouping of Participants determined in accordance with the applicable provisions of Article III.

“Payment Date” shall mean, with respect to a particular Plan Year, the date payment is actually made following the end of the applicable Plan Year, but no later than the last business day of February of the year next following the end of such Plan Year, or as soon as administratively practicable thereafter if it is administratively impracticable to make payment by that date and such impracticability was not reasonably foreseeable at the end of the applicable Plan Year.

“Performance Goals” shall mean, for a particular Plan Year, established levels of applicable Performance Measures.

“Performance Measures” shall mean the criteria used in determining Performance Goals for particular Participant Categories, which may include one or more of the following:  Company CVA, Group CVA, Business Unit CVA and CVA Drivers.

“Plan” shall mean the Halliburton Management Performance Pay Plan as amended and restated effective January 1, 2007, and as the same may thereafter be amended from time to time.

“Plan Year” shall mean the calendar year ending each December 31.

“Reward” shall mean the dollar amount of incentive compensation payable to a Participant under the Plan for a Plan Year determined in accordance with Section 5.3.

“Reward Opportunity” shall mean, with respect to each Participant Category, incentive reward payment amounts, expressed as a percentage of Base Salary, which corresponds to various levels of pre-established Performance Goals, determined pursuant to the Reward Schedule.

“Reward Schedule” shall mean the schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities for a particular Plan Year, such that the level of achievement of the pre-established Performance Goals at the end of such Plan Year will determine the actual Reward.

“Subsidiary” shall mean any corporation 50 percent or more of whose voting power is owned, directly or indirectly, by the Company.

           2.2           Number.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.

           2.3           Headings.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between headings and the text of the Plan, the text shall control.

ARTICLE III

PARTICIPATION

           3.1           Participants.  Active employees as designated annually as Participants by the CEO, or his delegate, prior to the last day of March each Plan Year shall be Participants for such Plan Year.

           3.2           Partial Plan Year Participation.  If, after the beginning of the Plan Year, (i) a person is newly hired, promoted or transferred into a position in which he or she is a Key Employee, or (ii) an employee who was not previously a Participant for such Plan Year returns to active employment following a leave of absence, the CEO, or his delegate, may designate in writing such person as a Participant for the pro rata portion of such Plan Year beginning on the first day of the month following such designation.

If an employee who has previously been designated as a Participant for a particular Plan Year takes a leave of absence during such Plan Year, all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the CEO, or his delegate, shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was an active Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1.

Each Participant shall be assigned to a Participant Category at the time he or she becomes a Participant for a particular Plan Year.  If a Participant thereafter incurs a change in status due to promotion, demotion, reassignment or transfer, the CEO, or his delegate, may approve such adjustment in such Participant’s Reward Opportunity as deemed appropriate under the circumstances (including termination of participation in the Plan for the remainder of the Plan Year), such adjustment to be made on a pro rata basis for the balance of the Plan Year effective with the first day of the month following such approval, unless some other effective date is specified.  All such adjustments shall be documented in writing and filed with the Plan records for the applicable Plan Year.

           3.3           No Right to Participate.  No Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in the Plan for any Plan Year, notwithstanding having previously participated in the Plan.

           3.4           Plan Exclusive.  No employee shall simultaneously participate in this Plan and in any other short-term incentive plan of the Company or an Affiliate unless such employee’s participation in such other plan is approved by the CEO, or his delegate.

           3.5           Consent to Dispute Resolution.  Participation in the Plan constitutes consent by the Participant to be bound by the terms and conditions of the Dispute Resolution Program which in substance requires that all disputes arising out of or in any way related to employment with the Company or its Affiliates, including any disputes concerning the Plan, be resolved exclusively through such program, which includes binding arbitration as its last step.

ARTICLE IV

ADMINISTRATION

Each Plan Year, the basis for payments under the Plan in relation to given Performance Goals shall be established, as more fully described in Article V hereof, and, following the end of each Plan Year, the actual Reward payable to each Participant shall be determined.  The CEO is authorized to construe and interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of the Plan.  The CEO shall have such other authority as is expressly provided in the Plan.  In addition, as permitted by law, the Compensation Committee and the CEO may delegate such of their respective authority granted under the Plan as deemed appropriate; provided, however, that the Compensation Committee and the CEO may not delegate their respective authority under Article V hereof.  Decisions of the Compensation Committee and the CEO, or their respective delegates, in accordance with the authority granted hereby or delegated pursuant hereto shall be conclusive and binding.  Subject only to compliance with the express provisions hereof, the Compensation Committee, the CEO and their respective delegates may act in their sole and absolute discretion with respect to matters within their authority under the Plan.

ARTICLE V

REWARD DETERMINATIONS

           5.1           Performance Measures.  CVA shall be the primary Performance Measure in determining Performance Goals for any Plan Year.  In addition, appropriate CVA Drivers applicable to particular Participants may also be used as Performance Measures.

           5.2           Performance Requirements.  Prior to the last day of February of each Plan Year, (i) the Compensation Committee shall determine the Company CVA, applicable Group CVA and applicable Business Unit CVA Performance Goals, and the CEO shall approve appropriate CVA Drivers applicable to certain Participants and (ii) the CEO shall establish a Reward Schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities, such that the level of achievement of the pre-established Performance Goals at the end of the Plan Year will determine the actual Reward.

           5.3           Reward Determinations.  After the end of each Plan Year, (i) the Compensation Committee shall determine the extent to which the Performance Goals (other than CVA Drivers) have been achieved and (ii) the CEO shall determine the extent to which the applicable CVA Drivers have been achieved, and the amount of the Reward shall be computed for each Participant in accordance with the Reward Schedule.

           5.4           Reward Opportunities.  The established Reward Opportunities may vary in relation to the Participant Categories and within the Participant Categories.  In the event a Participant changes Participant Categories during a Plan Year, the Participant’s Reward Opportunities shall be adjusted in accordance with the applicable provisions of Section 3.2.

           5.5           Discretionary Adjustments.  Once established, Performance Goals will not be changed during the Plan Year.  However, if the Compensation Committee, in its sole and absolute discretion, determines that there has been (i) a change in the business, operations, corporate or capital structure, (ii) a change in the manner in which business is conducted or (iii) any other material change or event which will impact one or more Performance Goals in a manner the Compensation Committee did not intend, then the Compensation Committee may, reasonably contemporaneously with such change or event, make such adjustments as it shall deem appropriate and equitable in the manner of computing the relevant Performance Measures applicable to such Performance Goal or Goals for the Plan Year; provided, however, that the CEO shall be authorized, subject to the review and oversight of the Compensation Committee, to make adjustments in the manner of computing one or more CVA Drivers if, when evaluated in accordance with the standards set forth in the preceding sentence, he shall deem such adjustments to be appropriate and equitable.

           5.6           Discretionary Bonuses.  Notwithstanding any other provision contained herein to the contrary, the CEO may, in its sole discretion, make such other or additional bonus payments to a Participant as it shall deem appropriate.

ARTICLE VI

DISTRIBUTION OF REWARDS

           6.1           Form and Timing of Payment.  Rewards shall be paid in a lump sum on the Payment Date.  In the event of termination of a Participant’s employment prior to the Payment Date for any reason other than death (in which case payment shall be made in accordance with the applicable provisions of Article VII), the amount of any Reward (or prorated portion thereof) payable pursuant to the provisions of Sections 7.1 or 7.2 shall be paid in cash on the Payment Date.

           6.2           Elective Deferral.  Nothing herein shall be deemed to preclude a Participant’s election to defer receipt of a percentage of his or her Reward beyond the time such amount would have been payable hereunder pursuant to the Halliburton Elective Deferral Plan or other similar plan.

           6.3           Tax Withholding.  The Company or employing entity through which payment of a Reward is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.

ARTICLE VII

TERMINATION OF EMPLOYMENT

           7.1           Termination of Service During Plan Year.  In the event a Participant’s employment is terminated prior to the last business day of a Plan Year for any reason other than death, normal retirement at or after age 65 or disability (as determined by the CEO or his delegate), all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the CEO, or his delegate, shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was a Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1.  In the case of death during the Plan Year, the prorated amount of such Participant’s Reward shall be paid to the Participant’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date.  In the case of disability or normal retirement at or after age 65, the prorated amount of a Participant’s Reward shall be paid in accordance with the provisions of Section 6.1.

           7.2           Termination of Service After End of Plan Year But Prior to the Payment Date.  If a Participant’s employment is terminated after the end of the applicable Plan Year, but prior to the Payment Date, for any reason other than termination for Cause, the amount of any Reward applicable to such Plan Year shall be paid to the Participant in accordance with the provisions of Section 6.1, except in the case of death, in which case the amount of such Reward shall be paid to such Participant’s estate, or if there is no administration of the estate, to the heirs at law, as soon as practicable.

If a Participant’s employment is terminated for Cause, all of such Participant’s rights to a Reward applicable to such Plan Year shall be forfeited.

ARTICLE VIII

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

           8.1           Status as a Participant or Beneficiary.  Neither status as a Participant or Beneficiary shall be construed as a commitment that any Reward will be paid or payable under the Plan.

           8.2           Employment.  Nothing contained in the Plan or in any document related to the Plan or to any Reward shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

           8.3           Nontransferability.  No benefit payable under, or interest in, this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or Beneficiary; provided, however, that, nothing in this Section 8.3 shall prevent transfer (i) by Will, (ii) by applicable laws of descent and distribution or (iii) pursuant to an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of ERISA and section 414(p)(1)(A) of the Code, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of ERISA and section 414(p)(4)(B) of the Code.  Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of the Plan.

           8.4           Nature of Plan.  No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Reward hereunder.  There shall be no funding of any benefits which may become payable hereunder.  Nothing contained in the Plan (or in any document related thereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, Beneficiary or other person.  To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to a Reward hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable.  All amounts payable under the Plan shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.  Nothing in the Plan shall be deemed to give any employee any right to participate in the Plan except in accordance herewith.

ARTICLE IX

CORPORATE CHANGE

In the event of a Corporate Change, (i) with respect to a Participant’s Reward Opportunity for the Plan Year in which the Corporate Change occurred, such Participant shall be entitled to an immediate cash payment equal to the maximum amount of Reward he or she would have been entitled to receive for the Plan Year, prorated to the date of the Corporate Change; and (ii) with respect to a Reward earned for the previous Plan Year which has not been paid, such amount shall be paid in cash immediately.

ARTICLE X

AMENDMENT AND TERMINATION

Notwithstanding anything herein to the contrary, the Company may, at any time, terminate or, from time to time amend, modify or suspend the Plan; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Rewards theretofore earned for a particular Plan Year, whether or not the amounts of such Rewards have been computed and whether or not such Rewards are then payable.

ARTICLE XI

MISCELLANEOUS

           11.1           Governing Law.  The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by federal law.

           11.2           Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

           11.3           Successor.  All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

           11.4           Section 409A of the Code.  It is intended that the provisions of this Plan satisfy the requirements of Section 409A of the Code and that the Plan be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Compensation Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A of the Code.

           11.5           Effective Date.  This amendment and restatement of the Plan shall be effective from and after January 1, 2007, and shall remain in effect until such time as it may be terminated or amended pursuant to Article X.